EXHIBIT 10.8b

                       AMENDMENT TO EMPLOYMENT AGREEMENT

     This "Amendment to Employment Agreement" (this "Amendment") is made on the 22nd day of January 1999 by and between IFS International, Inc., a Delaware corporation (the "Company"), IFS International, Inc., a New York corporation and a wholly owned subsidiary of the Company, and any other subsidiary of the Company and David L. Hodge (the "Executive"), based on the following:

     A. On May 12, 1998, the Company and the Executive executed that certain "Employment Agreement" (the "Agreement") whereby the Company retained the services of the Executive as its President and Chief Executive Officer.

     B. The Company and the Executive wish to modify the Agreement pursuant to the terms of this Amendment.

     NOW, THEREFORE, the parties to this Amendment agree as follows:

     1. Modification to Section 3(a). Section 3(a) of the Agreement shall be deleted in its entirety and the following shall appear in its place:

     Initial Term. Unless this Agreement is previously terminated by either party as provided in sections 11 or 12 below, the Companies hereby employ the Executive pursuant to the terms of this Agreement, and the Executive hereby accepts such employment, for the period beginning on February 15, 1998 and ending on February 14, 2003 (the "Initial Term").

     2. Modification to Section 4(b). Section 4(b) of the Agreement shall be deleted in its entirety and the following shall appear in its place:

     Annual Bonus. The Executive and the Board shall meet no later than 90 days from the start of each of the Company's fiscal years to establish performance standards and goals to be met by the Executive, which standards and goals shall be based upon earnings, cash flows, EBITDA and other objectives that are mutually agreed to by the Executive and the Board. During the Term, the Companies shall pay to the Executive, no later than thirty (30) days after the completion of each fiscal year, a bonus which shall be computed as no more than 80% of Executive's annual salary (the "Annual Bonus"). Executive may elect to receive payment of the Annual Bonus in cash, in common stock of IFS International, Inc., a Delaware corporation, or any combination of the two. Any common stock delivered in payment of the Annual Bonus shall be valued at the then-current market value (closing average of bid and asked prices) on the payment date. Nothing in this section shall prevent the Executive and the Board from mutually agreeing to an alternative computation of the Annual Bonus, which may be implemented and paid to the Executive in place of the Annual Bonus described herein. Any Annual Bonus calculated for payment to the Executive for the period from February 1998 through June 1, 1999 shall take into consideration the fact that the Executive will have been employed by the Companies for a period of sixteen (16) months (rather than twelve (12) months) prior to the calculation of the Annual Bonus. The Companies shall, therefore, calculate the Annual Bonus for the period starting on June 1, 1998 and ending on May 31, 1999 and shall add to it an additional 33 1/3% of the Annual Bonus amount. The Annual Bonus shall be subject to any Applicable Tax Withholdings and/or Employee Deductions.



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     3.  Modification  to Section 4(e).  Section 4(e) of the Agreement  shall be deleted in its entirety and the following shall appear in its place:

     Stock Options. In conjunction with his agreement to render services to the Companies, and in conjunction with the execution of this Agreement, the Executive shall receive a total of three hundred thirty thousand (330,000) options to purchase the Company's common stock. The Executive and the Company acknowledge that the Executive has received a total of sixty thousand (60,000) options (the "1996 Options"), the terms and conditions of which are governed by the 1996 IFS International, Inc. Stock Option Plan. The remaining two hundred seventy thousand (270,000) options (the "1998 Options") shall be governed by the terms and conditions of the 1998 IFS International, Inc. Stock Plan (the "1998 Plan"). The 1998 Options shall vest over a period of five (5) years, fifty-four thousand (54,000) shares on February 15, 1998 and fifty-four thousand (54,000) shares on each February 15th thereafter through 2002. The purchase price per share shall be the fair market value of the Company's common stock as of the date of approval of the grant. Subject to the requirements of any state or federal securities laws of the United States, the common stock to be acquired by exercise of the options granted hereunder shall be freely tradeable. Subject to the terms and conditions of the 1996 Plan and the 1998 Plan, the Executive shall be entitled to exercise the options with cash, or will be entitled to a "cashless" exercise using other common stock of the Company, or will be entitled to exercise the options using any other consideration acceptable to the Company. The Executive agrees to be bound by the terms of the 1996 Plan and the 1998 Plan as adopted.

     4. Deletion to Section 4(f). Section 4(f) shall be deleted in its entirety and not replaced.

     5. Modification to Section 12(e). The last sentence of Section 12(e) shall be modified to state the following: "Notwithstanding the foregoing, amounts which are vested in any Employee Benefit Plans, including stock options, shall be payable in accordance with such plan."

     6. Modification to Section 13. Section 13 shall be deleted in its entirety and the following shall appear in its place:

     In the event the Executive's employment hereunder is terminated before the expiration of a Term, and such termination is attributable to (i) an event defined as a Change in Control; (ii) an event defined as a Termination by the Executive for Good Reason; and/or (iii) termination by the Board of Directors of IFS International, Inc., a Delaware corporation, which does not constitute a Termination for Cause; then all rights and obligations of the Companies and the Executive under section 2 [Employment Obligations], section 4 [Compensation], section 5 [Allowances], section 6 [Business Expenses], and section 8 [Personal Time-Off] shall terminate as of the effective date of the termination date; provided, however: that the Executive shall receive, in a lump sum and without discount to present value, an amount equal to: the sum of the Executive's Annual Salary (calculated at the then current rate) plus Annual Bonus (calculated as eighty percent (80%) of the Executive's Annual Salary) multiplied by the larger of either (x) the number of years then remaining in the term of this Agreement (calculated to the nearest day as of the termination date), or (y) two years. In addition:

     (a) All stock options which have been or are scheduled to be granted during the Term of this Agreement pursuant to section 4(e) shall become fully vested at the prevailing grant price and the Companies shall pay to the Executive a sum which shall permit the Executive to exercise, in his sole and absolute discretion, all or some of the options;

     (b) At the election of the Executive, the Companies shall (i) provide to the Executive and his spouse and dependents, for a period of twelve (12) months, medical, dental, and vision insurance and, to the Executive, disability insurance, which benefits shall be comparable to the benefits received by the Executive at the time of termination of his employment; or (ii) provide to the Executive additional compensation, payable on a monthly basis, which would approximate the cost to the Executive to obtain such comparable benefits;

     (c) The Companies shall provide to the Executive a fully paid up life insurance policy insuring the life of the Executive in the amount of Five Hundred Thousand dollars ($500,000);

     (d) The Companies shall forgive any unpaid loans or indebtedness owed by the Executive to the Companies or any of them;

     (e) The Companies shall immediately purchase the Annuity;

     (f) The Companies shall immediately purchase the Executive's automobile and transfer title, free and clear of all liens and encumbrances, to the Executive; and

     (g) The Companies shall reimburse the Executive for the Executive's business expenses incurred through the effective date of the termination, within three (3) business days of the Executive's submission of the Executive's expense report to the Companies.

     The Companies shall gross-up the payment comprised of the Executive's Annual Salary plus Annual Bonus to cover the payment of any and all taxes, of any kind or nature, that are incurred by the Executive as a result of his receipt of the foregoing compensation.

     The Executive shall not be required to mitigate the amount of any payment pursuant to this section 13 by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment. The provisions of this section 13 shall not be deemed to prejudice the rights of the Companies or the Executive to any remedy or damages to which such party may be entitled by reason of a breach of this Agreement by the other party, whether at law or equity.

     7. Deletion of Section 14. Section 14 shall be deleted in its entirety and not replaced.

     8. All Other Terms and Provisions of the Agreement To Remain. The parties agree that all other terms and provisions of the Agreement shall remain the same.

     9. Electronically Transmitted Documents. This Amendment shall have no force and effect until it is fully executed by all parties hereto. If a copy or counterpart of this Amendment is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

     WHEREFORE, the parties hereto have executed this Agreement in the City of Albany, State of New York, as of the date first set forth above.

                                 IFS INTERNATIONAL, INC.
                                 A Delaware Corporation


                                 By:_____________________________________
                                       Chairman of the Board of Directors


                                 By:_____________________________________
                                       Chairman of the Compensation Committee
                                        of the Board of Directors


                                 By:_____________________________________
                                       Secretary

                                 IFS INTERNATIONAL, INC.
                                 A New York Corporation


                                 By:_____________________________________
                                       Executive Vice President


                                 By:_____________________________________
                                       Secretary

                                 EXECUTIVE:


                                 ----------------------------------------
                                       David L. Hodge